Exhibit 99.3

Subject: Acquisition of Mobile Energy Rentals (MER)

Dear Solaris team,

I’m thrilled to announce that we have entered into a definitive agreement to acquire Mobile Energy Rentals, LLC (“MER”), a premier provider of distributed power solutions serving the energy and commercial & industrial end markets.

Founded in 2022 and based in Houston, Texas, MER provides configurable sets of primarily natural gas powered mobile turbines and ancillary equipment to energy, data center and other commercial & industrial end markets. MER’s solutions provide reliable and cost-effective power where grid infrastructure may not be available or is unreliable.

The decision to acquire MER was driven by the unique opportunity to leverage Solaris’ core competencies of engineering, manufacturing, operating mobile all-electric equipment with high-touch field services support, commercial, and corporate infrastructure to address the growing demand for mobile power solutions. This acquisition provides an operating synergy that will not only strengthen our position in the Oil and Gas industry, but also broaden our service offerings for different end markets.

To quote John Johnson, MER’s founder and co-owner “We look forward to joining the Solaris team. We are proud of the market position that we have built at MER and are excited to continue scaling the business. I’m excited to have the support of the Solaris team as we embark on the distributed power growth opportunity that we believe is still in its nascent stages.”

I am confident that together, we will continue to build on both companies’ cultures of innovation and customer service.

Once we obtain the necessary regulatory and shareholder approvals, we will close the transaction and will rename our company Solaris Energy Infrastructure (NYSE: SEI), to better define our business with both product lines and our go-forward exposure to a broader range of end markets.

After closing we will have opportunities to integrate both businesses’ strengths and collaborate with our new colleagues from MER. For now, it is imperative that we remain focused on delivering the best product and service quality to our current customers and keep practicing our CREATORS values.

This significant milestone marks a pivotal moment in our journey of growth and expansion, and I want to express my sincere appreciation for all of you who have contributed to this achievement. I encourage you to read the full press-release (https://ir.solarisoilfield.com/news/2024/07-09-2024-224710914) for more detailed information and join our Q2 Townhall for a Q&A session, taking place on July 30th.

I look forward to the exciting opportunities that lie ahead as we embark on this new chapter of our company together.

Stay safe,

Bill Zartler